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                                                       EXHIBIT 24.2

     I, Donald J. Ainsworth, Secretary of Sun Company, Inc., a Pennsylvania corporation, hereby certify that the following is a full, true and complete copy of a resolution adopted at a meeting of the Board of Directors of Sun Company, Inc., duly called and held on March 3, 1994, at which a quorum was present and acting throughout and that no action has been taken to rescind or amend said resolution and that the same is now in full force and effect:

          RESOLVED, That the Sun Company, Inc. Annual Report to the Securities and Exchange Commission on Form 10-K, for the year ended December 31, 1993, is approved in the form presented to this meeting, subject to such changes or amendments as may be approved by any one of the following officers of the Company: the Chief Executive Officer, the Senior Vice President and Chief Financial Officer, the Senior Vice President and Chief Administrative Officer or the Vice President and General Counsel, and

          FURTHER RESOLVED, That each of the above named officers and the Comptroller is authorized to sign the Form 10-K on behalf of the Corporation.





(Corporate Seal)                        s/DONALD J. AINSWORTH
                                        ---------------------
                                        Donald J. Ainsworth
                                        Secretary

March 3, 1994
Philadelphia, Pennsylvania